Exhibit 99.2
Final Transcript
Conference Call Transcript
BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
Event Date/Time: Feb. 22. 2006 / 8:30AM ET

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Tim Johnson
Big Lots., Inc. — VP, Strategic Planning & Investor Relations
Joe Cooper
Big Lots., Inc. — SVP & CFO
Steve Fishman
Big Lots., Inc. — Chairman & CEO
CONFERENCE CALL PARTICIPANTS
David Mann
Johnson Rice — Analyst
Jeff Stein
Key Banc — Analyst
PRESENTATION
Operator
Welcome to the Big Lots fourth quarter 2005 teleconference. (OPERATOR INSTRUCTIONS). At this time, I would like to introduce today’s first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.
Tim Johnson - Big Lots., Inc. — VP, Strategic Planning & Investor Relations
Thanks Marie, and thank you everyone for joining us for our fourth quarter conference call. With me here today in Columbus is Steve Fishman, our Chairman and CEO; Joe Cooper, Senior Vice President and Chief Financial Officer and Chuck Haubiel, Senior Vice President and General Counsel.
Before we get started, I would like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.
Just to set our agenda for this morning, first Joe is going to cover for you our financial results for the quarter and some key metrics for the year; Steve will share his point of view on how we ended 2005 and comment on progress made by the business towards our WIN strategy; and then Joe will wrap up with our expectations about 2006 and we will open it up for your questions. With that, I will turn it over to Joe.
Joe Cooper - Big Lots., Inc. — SVP & CFO
Good morning everyone. As discussed in detail in this morning’s press release, our results include both continuing and discontinued operations. First, I want to take a couple of minutes to explain the discontinued operations component so we can move on and get to continuing operations.
In our September sales release issued on October 6, we announced that we were going to be making some changes to our real estate strategy and would be closing some additional stores by the end of fiscal 2005. We indicated to you that we would be closing an estimated 126 incremental stores in fiscal 2005, an estimate that actualized at 130 incremental stores. This was on top of our plan for the year for what we would normally close on an annual basis, which has historically been approximately 30 to 40 stores per year. After evaluating certain quantitative and qualitative measures, we determined that the closing costs and operating results of these incremental stores should be classified as discontinued operations for financial reporting purposes, in accordance with SFAS No. 144. As a result, the operations of these 130 stores are reflected as income or loss from discontinued operations in our statements of operations for all periods presented.

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
Originally, we estimated that the total pretax cost of closing the incremental 126 stores would be approximately $60 million. During the fourth quarter, we actually closed 130 incremental stores at a total pretax cost of approximately $44 million, or $16 million below our original estimates. This favorability resulted principally because our recorded rental obligation totaled approximately $19 million, or $9 million below our original estimate, principally due to negotiated lease buyouts and subtenant income. From an inventory perspective, our cost of inventory liquidation markdowns of $13 million were approximately $8 million below our original estimates as we were able to sell more merchandise at the initial markdown level than originally estimated. And asset write-offs and store severance costs were $12 million versus our original estimate of $11 million.
We were very pleased to execute these store closings so effectively and timely by mid-January. Now let’s turn to continuing operations and focus on the approximately 1400 stores that we began 2006 with.
For the fourth quarter, we reported income from continuing operations of $37.7 million, or $0.33 per share, compared to income from continuing operations of $56.7 million, or $0.50 per share a year ago. Comparable store sales increased for the quarter by 2.5%, driven by an increase of 5.1% in the value of the average basket, partially offset by a decline in customer transactions of 2.6%. Basket growth remained balanced with a nice mix of higher units sold per transaction and slightly higher average item retail.
From a merchandising perspective, furniture and home continued to be the best performing categories. Our furniture business continues to trend well and posted double-digit comps for the second consecutive quarter. Sales trends actually accelerated from Q3 to Q4 behind an improving assortment and particularly strong customer response to our ad circular items over the Thanksgiving weekend and throughout the holiday season. Our home business, which for us includes domestics, home decor, tabletop, food prep and stationary, was also strong in Q4. Comps were up in the mid-single digits, benefiting from an increased level of closeout merchandise, particularly in domestics and scrapbooking. Comps in the consumables and hardlines categories were essentially flat to a year ago, and after a slow start in November, sales in the seasonal and toys areas improved in December and January to end the quarter only slightly down to last year.
Our gross margin rate for the quarter was 37.1%, down 320 basis points to last year, principally due to clearance-related markdowns, along with higher inbound freight costs and certain IMU-related cost pressures. Approximately one-half of the variance in the gross margin rate to last year was markdown related. Specifically, as part of our merchandising initiatives, we had informed you back in October that we would be taking up to $28 million of markdowns at cost over and above our plan. Steve initiated this action early on when he arrived to move through slower selling items or classifications. The clearance activity achieved this objective and our inventories ended Q4 in very good shape, and the clearance activity actually benefited the comp in Q4 by approximately 1%. In addition to the markdowns, inbound freight costs as a percent of receipts peaked in Q4. Aside from the higher fuel costs, which have impacted our freight costs all year long, rates in Q4 were pressured further by premiums passed on by carriers due to the availability of drivers and capacity constraints in the industry, especially in the Western and Midwest regions. So, gross margin was definitely challenged in Q4 and in a few minutes, Steve will discuss how we believe we can make some progress on the gross margin rate in 2006.
This quarter’s SG&A rate of 32.6% was 100 basis points better than last year. Leverage was achieved primarily through increased productivity in our stores and distribution centers. In stores, we are improving our productivity per hour, and the inventory flow of cartons from our merchandising team was better managed than a year ago, which was critical as our volume does ramp up in Q4. DC throughput improved, particularly in our newest DC in Durant, Oklahoma, and our re-engineered DC here in Columbus. In only its second year, our Durant DC is now challenging Tremont as the most efficient location in our network. Partially offsetting these cost savings were the continued pressure of higher fuel costs and utility rates, along with a shift of approximately $3 million in advertising expenses from Q3 to the peak holiday shopping season in Q4.
Net interest expense was $1.1 million for the quarter; that’s $0.4 million lower than last year due to lower average borrowings.
The effective income tax rate for the quarter was 38.9%.
Turning to the balance sheet, our total inventory ended at $836 million, down $59 million, principally due to a lower store count. On a comparable store basis, inventory declined 4% per store versus the fourth quarter of fiscal 2004 as an increased level of markdowns on slower-selling merchandise and improving inventory turnover was partially offset by the planned early receipt of lawn and garden merchandise to support our clustering strategy for warm weather stores. For the year, inventory turnover matched the Company’s record high at 3.0 times.
Bank debt at the end of the fourth quarter was $6 million, that’s down $154 million to last year, principally due to reduced inventories consistent with a lower store count and lower levels of capital spending.

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
Capital expenditures were $10.1 million for the quarter, down $17.1 million to the fourth quarter of last year. For the 2005 fiscal year, CapEx was $68.5 million, down $66.8 million to last year. The decreased level of capital spending related to fewer new store openings this year versus last year, and no investment and store remodel activity this year, compared to 66 stores a year ago. Additionally, we experienced a lower level of capital spending in our distribution centers in 2005 as last year’s capital included the Columbus DC re-engineering initiative. Depreciation expense for the fourth quarter was $27.4 million. For the 2005 fiscal year, depreciation expense was $108.7 million, up $9.3 million compared to last year.
At the end of the fiscal year, total selling square footage was 29.9 million. We began the year at 1,502 stores, opened 73 new stores and closed 174 stores, including the 130 store closings reported as discontinued operations, and 44 stores closed in the normal course of business. At the end of the fiscal years, we were operating 1,401 stores. For comparison and modeling purposes, we began the year with 1,372 stores, if you exclude the 130 stores we closed in 2005 classified as discontinued operations. Also at the end of the fiscal year, furniture as a department was in approximately 1,300 stores, or 94% of the fleet. Steve.
Steve Fishman - Big Lots., Inc. — Chairman & CEO
Thanks Joe, and good morning everyone. Before I share with you an update on our WIN strategy and thoughts about 2006, I want to comment briefly on the fourth quarter. As I’ve told our team here at Big Lots from the day I walked in, I’m going to tell you some things that you like and some things that you don’t like. But I will always be honest with you and provide you with the best information possible to understand how we are progressing and how we’ve been successful in improving our business.
From strictly a financial earnings point of view, $38 million worth of net income or $0.33 a share on a 2.5% comp that was highly promotionally driven is not where we want to be longer-term. The potential for this business is much greater than that. So if you’re focused on Q4, you’re probably disappointed.
But I’m not focused on the last quarter, and neither is our team. We’re focused on rebuilding a business here, generating cash and driving sustainable growth well into the future. From that longer-term perspective, Q4 was a very successful quarter when you think about all that the team has accomplished in terms of developing the WIN strategy, closing the underperforming stores, taking some markdowns to clean up our inventories heading into 2006, reducing the overall cost structure of the business through some very difficult decisions, and continuing to improve the percent of closeouts available for sale.
Also, before I move on to WIN, the business generated $154 million of cash in 2005 by making some of these difficult decisions. We announced today that our Board of Directors approved a share repurchase program of $150 million to be completed within the next 12 months. This represents the largest share repurchase in the Company’s history, but ultimately the amount of shares and at what price will be determined in part by the markets.
So let’s talk about one of my favorite subjects, and that’s our WIN strategy. I told you back in August that there would be three phases to the WIN strategy — discovery, testing and execution. During the last six months, we’ve been in the discovery phase and we’ve learned a great deal about the business. We believe that the strategy is pretty much set and now, in 2006, will be significant testing in many areas of the business. Remember, three focused components — real estate, operating expense structure, and merchandising.
Let me touch briefly on the real estate first. After a tremendous amount of store-level analysis, we’ve gained an understanding of what works and what doesn’t. Based on these learnings, we told you back in October we were going to close about 8% of our store base because they were underperforming locations and would cost us up to $60 million. During the fourth quarter, we closed 130 incremental stores and did so for about $44 million; a lot of money, but less costly than if we allowed these stores to continue to weigh on the business’ performance. We also told you that we were going to be slowing new store growth until our business begins to improve. Joe is going to give you more details on that in a moment, but we will open a minimal number of stores in 2006, in the area of 15 or so. Our new store strategy is very market-specific, and not all over the country. The market focus of our new stores will be in states like California, Arizona, Washington, New York, and New Jersey; areas of the country where we have been most successful recently. Again, these are not easy decisions because some of the people see this as slowing growth, which from our perspective, it is the fiscally responsible thing to do until our operating margins begin to improve. We believe that we can drive more growth and generate more cash in the near-term by improving our productivity to the existing fleet of 1,400 stores. And finally, we’ve proven to the landlord community that we will walk away from locations. If the deal is not the best deal for Big Lots, then we will walk away. This also means that we are taking an aggressive approach on renewals and attempting to renegotiate some of our existing leases as well. I feel very good about our progress in the last six months in real estate.

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
The next component of WIN is operating expenses. Back in November, we indicated that approximately $30 to $35 million of annual cost reductions had been identified. A portion of those, approximately $5 million, was realized in 2005, leaving $25 to $30 million of incremental reductions included in our 2006 plan and guidance.
We made some headcount-related changes, and I would estimate those reductions were a little less than half of the total annual cost savings. These actions were taken in the general office here in Columbus, organizational changes were made in our distribution facilities, and most recently in January, we restructured our field operations team. We realigned their responsibilities based on the store closings and lower expected store growth in the near-term. Additionally, we eliminated some redundancies in the organization between the closeout and furniture operations. These changes are behind us, and we’re moving forward as a more efficient, focused organization. In terms of headcount reduction and initiatives, this is what we had planned, and we are not currently planning any significant changes in the foreseeable future.
The remaining cost reductions will occur in our stores, but as a result of cross-functional alignment across the entire organization. Or in simple terms, all areas of our business can and will help our stores team become more efficient. We need to become a selling organization as a company, not just take the approach that if we buy it, they will come. What I mean by a selling organization starts at the merchandise buy — how it will be priced? We need to simplify our pricing strategy, and probably move to fewer price points, which should make it easier for the customer to understand and our stores to execute. Are the items pre-ticketed? How will the merchandise arrive at our stores, case packs, pallets, PDQs. All of these decisions impact how productive our store associates can be. Additionally, the level of cash-related work we were asking of our stores was way too extensive and inefficient. I have said this on many occasions — I want our stores’ team focused on getting the merchandise out to the selling floor, keeping a clean store, and servicing the customer. That’s it, it’s just that simple. We are in the closeout business, and merchandising at unbelievable values needs to take over from there.
So that’s how we will get the cost savings in 2006, but we are not finished there. I committed to you on our last call that we’re going to be looking at our long-term expenses as well — distribution and transportation, stores, rent and occupancy, advertising, all areas of the business.
First, transportation and distribution. We’ve brought in some outside expertise to help us evaluate our processes and begin to test merchandise flow-through, hopefully later this year.
Next, stores. I have approved about $5 million worth of capital to begin to test a new point of sale register system in 2006. We believe there is an opportunity not only in the store efficiencies and processes, but also in improving our markdown processes.
Rent and occupancy. I believe our real estate strategy and more frugal capital spending has us headed in the right direction here.
So we are not resting on 2006 savings, because in my view, we still have an opportunity to lower the SG&A rate of the business and not just through higher sales. We’re moving forward in thinking about the cost structure for 2007 and future years.
Marketing is another area of the business that has a pretty significant SG&A budget. We have new leadership in marketing, and along with new leadership comes new ways of thinking about our business. We will begin testing a number of different areas during the first half of 2006. The ultimate goal in testing here is to drive sales and profits and to learn more about what our optimal advertising spending dollar spend, or mix of spend, should be. We will be doing a significant amount of advertising testing in 2006; in fact, I think the number was around 20 or so different variables that we want to learn about — levels of television coverage, types of ad circulars, presentation, radio coverage, and also,, in-store presentation. I can tell you that we have a new approach to television, which begins the first week of March. So over the next several months, we will learn a great deal in marketing to better understand what is the best way to communicate to our customers, and also, are there efficiencies or cost savings available in this area?
The real estate and operating expense work has and will continue to positively impact our results by lowering our SG&A rate, and ultimately the comp leverage point. I’m very excited about the testing planned for marketing and what we will learn about our potential in that area of the business. But at the end of the day, we are a merchandising company.
In our view, the long-term prospects of this company rest on improving the sales productivity of our store. At $145 to $150 per square foot, we are underperforming to the competition. We have portions of our store achieving much higher productivity and some lower. The point is, we are too inconsistent across categories and we need to address it.
Second, we must stabilize and start to work on improving the gross margin rate of the business. Every tenth of gross margin rate declines cost us about $4.5 million pretax, or $0.02 EPS. Significant numbers.

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
So how do we work on the sales per foot and stabilizing the gross margin rate of the business at the same time? It’s with a detailed, specific merchandising strategy. Know what your customer wants and what they’re willing to pay for it. It’s through building better vendor partnerships, getting the best deals and the best price on the cost side. It’s getting the merchandise here, where you want it, packaged the way our stores can handle it, and putting it in the right stores to maximize sales and markdowns.
Let’s review briefly what’s already been done. Three decisions, already actioned that will help in improving sales and margin. We exited the stand-alone furniture stores. We were not making money and the stand-alone concept was not a focus. Don’t misunderstand, we love the furniture business. Last year alone, we did over $650 million in furniture sales, one of the top furniture retailers in the country. I know furniture causes anxiety in the market, given the failures of others in this category, but we have to listen to our customers, and they have voted with their dollars. Joe mentioned earlier double-digit comps in the last two quarters and an accelerating trend in the holiday season. Additionally, as we’ve moved into the tax refund selling season, we continue to see strength in this category.
Second, we have completely exited the frozen food category. Not a good business for us. We have a better use for this space. Generally in most stores, we replaced frozen by expanding our pet category, which has been a strong category for us and a lot of retailers. For us, pet is a heavily closeout category, with more top brands being added soon. Better margins and easier execution in our stores.
Finally, and this one was tough in the near-term, but we told you we would be taking up to $28 million of unplanned markdowns in Q4 to move through slower selling items during the peak holiday traffic periods. A tough call, a lot of money, but it was executed well and within our estimates that we gave you in October. We’ve entered 2006 with very clean inventories and ready for business. Going forward, I’ve committed to our merchants that we will take markdowns timely, and we will keep inventory moving, making room for the next big deal. But large, unplanned, “Big Clearance” markdown initiatives such as the one we have just executed, cannot and will not be tolerated again.
These are actions taken, so now what about the strategy going forward? We’ve completed an extensive amount of customer research and learned a great deal about what is most important, which is brands, treasure hunt, price, value, and savings. I shared a lot of this information with you back in November, but maybe the single biggest takeaway was the fact that the majority of our customers consider themselves to be treasure hunters and come to our store without a specific item in mind to purchase. What an amazing opportunity for our business when we execute. They want brand names at great value and savings. So brands and great prices will be a critical part of the strategy, but we knew that. How do we think out of the box on how to deliver that treasure to our customer?
One the most critical components is going to be do we have enough top brands in each category, and good and collaborative relationships with those manufacturers? At the end of January, we hosted our first-ever business summit here in our home in Columbus, with over 100 key executives from the nation’s leading companies in attendance. For some of those companies in attendance, we were already a large customer. But there were many of those in attendance who we currently do no business with. I personally walked them through our merchandising strategies and challenges and demonstrated how we may be able to partner together to make each one of them, and us, more successful.
I shared with them that we think of the assortment in our stores as having three components. Closeouts, which is our focus and the majority of our assortment. Always the preference and biggest source of value to our customer. Next, engineered closeouts — items that we often develop along with our vendor partners, preferably a top brand, but definitively and definitely easily recognizable as a great deal by the customer. The visual and value characteristics should be similar to a closeout. A very good example is a branded manufacturer that’s made a toy for other in-line retailers. They already have an investment in making the mold, or establishing a line. So for them, a few thousand extra units in different packaging is not a big deal. With this excess capacity, they can make a little extra money on their investment and sell the units to Big Lots at a reduced price. Brand names, and to the customer it feels like a true closeout because of the value savings. Or a famous name apparel manufacturer who has the ability under a brand name to manufacture us jeans or shorts around back-to-school, or spring break, or for warm weather stores. Incremental business, easy to handle in our stores, we can control the quantity and quality, and the distribution. Thinking differently. Just a couple of examples of how we have to think outside the box in merchandising to drive sales and margin dollars.
And then, the third source of supply is consistency product, or items that the customer expects you to have, like shaving cream, bottled water, things like that. We would see ourselves addressing these customer demands through a captive brand or a private-label, preferably captive brand. As an example, in the past several weeks we started carrying Rival dog food. Rival is a brand name that we now control. Consistency product under a brand name for the customer. But this program should not be your typical private-label program, we’re Big Lots. Our items need to be unique in size, quantities, and features.
I tried to stress to our guests at the business summit that they could potentially satisfy any one or all three of these different types of supply. We’re not boxed into a specific type of sourcing with them, and these can be collaborative and can change. I said at this meeting and many of the guests in attendance agreed with me after the meeting. If we’re one of the largest retailers in the country and they are some of the largest manufacturers,

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
then we should be doing significant business, or something is not right, and I firmly believe that. I’m positive that these business leaders from some of the top brands in the country walked away thinking that things are different and buzzing at Big Lots. Partnering with the top manufacturers and being associated with the top brands in each of our major categories will be incredibly important to satisfy the treasure hunter as we move forward.
Another source of supply that does not necessarily apply to all types of merchandise category is refurbished products. My definition of a refurbished product for our stores would be to have good quality, a desired brand name and an excellent source of value to the customer with an appropriate warranty or guarantee of quality. There is not a significant retailer that I’m aware of that owns this business in a major way. We already do a fair amount of business in refurbished items in certain areas, such as electronics, home maintenance and small appliances. But we’re looking at this as an opportunity for us in the future.
So taking into account all that we’ve learned from our customers and all that we’re doing on the vendor side, each merchant now has been given a very specific roadmap for their category which details for them, by class or category, what is their sales potential and what category should it come from? How much of the business should be closeout, engineered closeout, or how much of the business should be expected under a captive or private-label? Next, the roadmap targets the top two branded vendors in each classification. It identifies quality standard or benchmark for the category whether it’s in a big box retailer or a specialty retailer, in the case of a seasonal or home category. It importantly defines the pricing strategy. Is it simple and easy to understand? Can it be easily executed in the store, and are you getting the best price on the buy side and on the sales side in terms of average item retail from the customer? Do we have an exit strategy? Markdowns to keep the category turning, and ever-changing for the customer.
Within each category buyers are thinking about, “buzz builders, basket builders and must haves.” “Buzz builders” are the WOW items that create excitement in a store and customers love to brag about to their friends, like famous maker jeans for $12. “Basket builders” are impulse items that can increase the average basket, like snacks, seasonal items or grabbing a Coke, and “must haves” are frequently purchased items, such as batteries, bottled water, and bleach. These items can be satisfied by closeout product, engineered product, or captive label. This is different than the standard never-out program we had previously been touting in our stores.
A lot of people are focused on customer traffic and asking me what we’re doing to drive more customer transactions in their store. I told you earlier there’s a significant amount of testing and marketing ideas that will hopefully give us an answer or a series of potential ideas to get new customers into our stores. But my focus in the near term is on how do we capitalize on and earn more of our loyal customers’ current spend? How do we “raise the ring”? I believe the answer is better merchandising, more consistent merchandising execution across all categories in the store, and that’s what our merchants are focused on. All of our strategies are designed to get more dollars from our existing loyal customer base, a strategy we’re calling, “raise the ring”. Item selection, thinking outside the box, and pricing will be critical. Who would’ve thought that Big Lots could sell a $300 vacuum cleaner, but we did. Earlier this month, we had a Dyson vacuum cleaner in our weekly circular, and sold almost 3,000 units in a week. That’s thinking outside the box, that’s raising the ring. This past week we offered a $598 generator in our southern stores. That’s raising the ring. We’re going to hit some home runs with this approach, and we will also make some mistakes. Mistakes during this testing phase are okay if we learn something along the way. But when mistakes occur, and they will, our markdown plans give us the flexibility to take markdowns and fix the mistakes. I want to encourage our merchants to try different things. We have to think differently, we’re Big Lots and that’s what our customer expects and demands from us.
Now don’t misunderstand me, raise the ring is not all about higher prices. It’s about how do you build a higher customer basket of great values each time they shop our stores? It could be basket builders or units sold per transaction, or in my earlier examples, it could be a higher price point item that represents significant dollar savings to the customer.
So the merchandising strategy is evolving, and I can tell you that each merchant has a very clear view of what success will look like in 2006. And as the CEO and a merchant, I can guarantee you that they will be held accountable for that strategy.
Joe is going to give you details in a moment on 2006, but let me try to give you my thoughts briefly at a higher level. Sales at a 2 to 3% comp is sort of the price of admission in retail, what you need to cover inflationary cost increases. The last couple of years, we’ve not achieved that, but I can assure you we’re running fast and the team is very energized about driving sales.
Gross margin rate improvement is critical. We need to buy it smarter, price it better, put it in the right stores and drive turnover. Our markdowns have been high in recent years, and we can do better. It’s important that you understand, though, that I will take markdowns to stay fresh, drive the business and turn the goods. We will make mistakes, merchants always do. Especially this year as we test ideas, there will be winners and there will be losers. We will celebrate the winners and address the losers with timely markdowns and move on. We will learn a tremendous

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
amount about our business in 2006 with all of the testing that’s scheduled. Testing in areas of merchandising, raising the ring, marketing, merchandise flow-through, POS register systems. We’re focused on growing the operating margin of this business and generating cash.
Our team enters 2006 with incredible momentum and energy. There is a buzz in the building here in Columbus and our field operations team across the country has embraced the changes we’re making. Business is everything but usual, and we’re thinking differently. We’re making decisions about merchandise we want to carry, how we want to buy it, price it, market it and distribute it to our stores. We’re focused on becoming a selling organization, and we do not see any one factor that’s inherent in our business that would keep us from accomplishing our goals. There will always be external challenges or pressures that can impact our results like fuel costs, weather, the economy or competition, but I firmly believe in this business and the potential of this operating model. And how we execute to our plan, manage our business, work together as a team and communicate to the customer are powerful opportunities that will determine how successful we will be in 2006 and in the future.
Joe Cooper - Big Lots., Inc. — SVP & CFO
I want to touch on some of the details of our 2006 guidance. Hopefully then Q&A can be less about financial modeling questions and more about strategy and where Steve intends to take the business.
Overall, we’re planning 2006 earnings to be in the range of $0.38 to $0.43 per diluted share, up from 2005 income from continuing operations of $0.14 per diluted share. This guidance includes the positive impact from a 53 week retail calendar in fiscal 2006 of approximately $0.05 per share, partially offset by a $0.02 per share impact from SFAS 123(R) related to the recognition of stock-based compensation expense.
Our 2006 sales plan calls for total sales growth in the 3 to 4% range, which is based on a 2 to 3% comp. During 2006, we anticipate opening approximately 15 new stores and closing about 40 stores. We will have fewer openings in 2006 compared to past years as we move from an opportunistic real estate strategy to a market-focused strategy targeting desired trade areas in our strongest markets. The closings will come principally from underperforming stores, up for renewal in ‘06, where we anticipate that the landlord will not be able to reduce occupancy costs enough to help us satisfy our required rate of return. The overall decline of 25 stores in fiscal 2006 is expected to occur primarily in the fourth quarter. In terms of the furniture business, we estimate that approximately 1,350 stores, or approximately 98% of the chain, will have some form of a furniture offering at the end of this year.
As Steve covered earlier, we’re expecting gross margin rate improvement in 2006 through a combination of improvement on the cost and sourcing side, along with the “raise the ring” strategy. Additionally, we believe that through improving inventory turns and better systems and processes, we should be able to make some progress on lowering our markdown rate compared to the last two years.
The SG&A rate is expected to improve with an estimated leverage point at a 2% comp. The leverage obtained from WIN-related cost reductions and a 2% to 3% comp are expected to be partially offset by bonus expense, along with external cost pressures, such as fuel and utilities.
Net interest expense should be in the $6 to $7 million range.
The effective income tax rate is planned to be in the range of 36 to 40% versus the 2005 effective income tax rate of 24.8%. The expected variance is due to the expiration of the work opportunity and welfare-to-work federal income tax credit as of December 31, 2005, and no comparable anticipated write-down of the deferred tax asset due to enacted law changes that occurred in 2005, as well as, settlement activity isolated to 2005, and finally, the jurisdictional mix and magnitude of earnings expected in 2006 versus 2005.
For the year, capital expenditures are expected to be in the $50 to $55 million range. That’s our lowest level in the last 10 years. Maintenance capital is estimated at $30 to $35 million, real estate capital principally in new stores is estimated at approximately $10 million, and IT-related capital of approximately $10 million is planned related principally to the Next Generation store systems Steve mentioned earlier.
Depreciation expense is estimated to be $105 to $110 million.
Our planned performance, combined with an inventory turn of 3.1 times, should generate free cash flow in the $120 million range. That’s prior to the $150 million share repurchase that we announced earlier today.
In the first quarter, comp sales are planned up in the 1% to 3% range. Total sales are estimated in the range of $1.075 billion to $1.095 billion. That’s an increase of 3% to 5% to last year. Q1 earnings are estimated to be in the range of $0.04 to $0.07 per diluted share compared to $0.06 last year.

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
Finally, as we announced this morning in our press release, we will begin to report sales on a quarterly basis in fiscal 2006, rather than a monthly basis. As many of you know who have followed the Company for any length of time, monthly fluctuations due to special merchandise deals, advertising shifts, holiday shifts or even weather are not unusual for our business. We would expect that monthly fluctuations and sales trends would normalize during a given quarter. We believe quarterly comps are a better, longer-term measurement and similar to many other large retailers, we believe a longer-term view is a better evaluation of business performance and how well our strategies are working. We expect to report sales for the first quarter on Thursday, May 4.
Tim Johnson - Big Lots., Inc. — VP, Strategic Planning & Investor Relations
We would like to go ahead and open the lines for Q&A, Marie.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). David Mann, Johnson Rice.
David Mann - Johnson Rice — Analyst
Good morning, thank you. I guess the first question I have is about the operating margin potential that you might see for these core group of about 1,400 stores. In terms of the guidance, it looks like you’re guiding to the 2% or a little below that. Where do you think the operating margin potentially could go as you effect some of the strategies?
Joe Cooper - Big Lots., Inc. — SVP & CFO
We’re not putting out a long-term model for the business at this time, and I guess we could just leave that up to you. You’re clearly very familiar with the business and would model that out.
David Mann - Johnson Rice — Analyst
In terms of the other question I might have, you’ve talked a lot about some of these strategies to increase the average ticket. Can you give a sense on sort of the traffic trend in terms of when you might expect that to start to sort of moderate, the decline you’ve seen over the last year or so?
Steve Fishman - Big Lots., Inc. — Chairman & CEO
I think that’s a difficult one, David. I don’t think we’re any different than most of the retailers, at least that I’ve seen, who’ve talked about it. Traffic is not robust and increasing in most retailers. I don’t think we have seen it — I think the last quarter was about consistent with the last few quarters. I think January clearly was better because of the topline sales, and you saw that. And initially, we’re seeing the same kind of performance as we go into the spring. But the reality is, we’re focused on our existing customer base.
I think you might be interested when you start seeing some of the media that breaks at end of this month, actually really this weekend, first of March or so. That we are — we’ve decided not only to address the existing customer base, but some new customers. And I hope over time we’re going to eventually squelch the declining traffic customer issue, customer transactions. It’s not count, its customer transactions in the store. But it certainly is not quite as bad as it was when I first entered the Company, and hopefully it will continue to get better.
I think the second quarter we have a better opportunity than the first, and I think you’ll see our business get better and better as it goes forward towards the end of the year. I think it takes an amount of time for the strategies that we’ve put into place to really take effect. So it’s not just the customer count, but it’s almost addressing everything that you or anybody else might ask me, which is, the business itself. We anticipate the

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
strategy taking hold in the first quarter, but better in the second than the first. Clearly, better by back-to-school and by Christmas, really starting to move.
David Mann - Johnson Rice — Analyst
If I could just follow up one last question on that. In terms of the success I guess you’re indicating on sort of the higher price point on the branded vacuum and in the current ad, you have some really high-quality branded patio furniture. Do you feel like you’re starting to perhaps attract a slightly more affluent customer that may be returning back to the store being some of that?
Steve Fishman - Big Lots., Inc. — Chairman & CEO
Give me time. I think we said before, and if we haven’t, we have all types of customers. We know from all of the information that we got that we have three levels of customers. If I haven’t shared this, I will share with all of you now. We have a challenged economic customer base, we have a mid-line economic customer base, which is basically the model of the average American, which is predominantly what are customer is, in the $42,000 income range. Young, married, early 30s with a family. And then we have a customer clustering of $75,000 to $150,000 income customers. And I’d love to tell you that they are responding to some of the things that we’ve done. We clearly saw in some of the locations, because the ad you’re speaking to specifically was a market-specific clustering strategy. I talked about our clustering strategy. We were very focused. That actual Brown Jordan promotion ran in Miami, Florida, southern locations, and San Diego, if I’m not mistaken, and we had store locations that clearly individually sold a tremendous amount of it, and I’m sure it was to a better quality customer. The first week of the month, you mentioned that tab, I don’t know if you caught that, we had some unbelievable name-brand values of high-end televisions, and we did quite well. Our last two promotions that we have had this month, we’re really pleased with. The look of the print is new also. I really didn’t address it, but I tried to give the perspective that everything that we’re doing in marketing is changing. And the two promotions we ran so far in February, we were very pleased with.
David Mann - Johnson Rice — Analyst
Steve, thank you.
Operator
Jeff Stein, Key Banc.
Jeff Stein - Key Banc — Analyst
Steve, a question with regard to engineered closeouts. I’m wondering if you might address the issue in terms of where you want to take that piece of your merchandising strategy this year, and what implications are for gross margins. In other words, can you earn as high a gross margin on a deal that you’re striking directly with the vendor to produce goods for you, as you could buying it on the closeout market, where basically they may be under considerably more pressure?
Steve Fishman - Big Lots., Inc. — Chairman & CEO
That’s a good call and a good catch. Let me answer what I thought was two separate questions. First off, we’re very encouraged by our ability to do some things with existing vendors and new vendors from an engineered closeout standpoint. The intention would be that we have gross margin responsibilities in each and every department, but I must tell you, we’re focused on gross margin dollars and that’s going to be the key to the strategy. And there will be engineered closeouts that we will make margin numbers that are very similar to closeout businesses, and there will be conscious decisions to make — where we might not make the norm of a real closeout, but it makes sense in its incremental volume over and above the existing plan and we’re willing to accept that because it’s going to generate traffic. And more importantly, it puts us instead of second or third on the pecking order, at the top of the list with the existing vendor when closeouts become available.
So really, it’s a really full-circle complete strategy, Jeff. One, to have somebody who’s willing to let us tag along at end of a production run, or in the box change or a UPC code change or the fact that it doesn’t cost them anymore because they’re running the mills, running the machines, have

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
the molds or whatever the case may be. In some of the cases, we’re making exactly the same amount as we’re making in the closeout business. And in some cases, there will be slightly less. But those will be major opportunities that are incremental volume over and above the existing plan, and we’re very conscious of that.
Jeff Stein - Key Banc — Analyst
Any ideas, Steve, in terms of what percent of your buys this year might fall into that category?
Steve Fishman - Big Lots., Inc. — Chairman & CEO
The answer is no. But just because everybody will shake their head at the end and say that we can’t give you that, but let me be realistic. We know a number of different elements about our business. The actual closeout business is critical to us. Every roadmap that every one of our merchants has outlines what percentage of business should be closeout, and what percentage of the business can be engineered closeout and what percentage of the business can be must-haves. That’s what we’re calling it — must-haves. And we’ve seen an increase in our closeout business. We’ve never separated the difference between what today we’re going to start calling an engineered closeout business and a closeout business. We still want to drive our business through actual branded closeouts. But it was a nice increase in the fourth quarter in almost every aspect of business. In fact, the one business that really has been no closeouts, which is the furniture business, had probably one of the biggest lifts in closeouts because we addressed the ability to buy closeouts in the furniture business more than we’ve had since we’ve been in the furniture business, and interestingly enough, the largest rises that we saw in increase of closeout business in the fourth quarter were our businesses that were the largest comp increases that we had for the fourth quarter — the home businesses and the furniture business.
Jeff Stein - Key Banc — Analyst
One last question. Ad spending — wondering if you could address your anticipated level of ad spending as a percentage of sales, and how you might be planning to change the mix between print and TV?
Steve Fishman - Big Lots., Inc. — Chairman & CEO
I’ll address that, and I will give you what we’re planning on right now. But Jeff, I want to be very cautious — we really have a huge amount of testing. Advertising spend-through runs about 2.3% of total, which by the way, even we’ve been criticized as a number that has dropped as a percentage to total, no matter what has happened to the SG&A of this company’s business every year and will drop as a percentage of total this year also. So it’s a little over $100 million in round numbers.
Right now, the print part of the business is about 60% of the investment, the media part of the business in round numbers is 40% of the business. But Rob Claxton has got a huge variable testing program going on between now and June, that if we see many, many issues that say we need to shift to more media, we need to shift to more print, we’re going to be doing some radio, which we’ve really never done before because radio offers us a great promotional opportunity, and Rob also has, which has been asked of me before and we will address, money budgeted in that budget to take a look at the Internet because it’s time for us take a step back and take a look at how we’re handling the Web, and what our options are there. We have no idea, I don’t want anybody to jump to conclusions there, but we do have money in the budget, which is an ample amount within that funding level to take a good, hard look at what should we be doing with the Internet. So we clearly have more than enough money to do everything we want to do.
Jeff Stein - Key Banc — Analyst
When you say the Internet, are you talking about Internet advertising, or selling product over the Internet?
Steve Fishman - Big Lots., Inc. — Chairman & CEO
I don’t know, but we’re sure going to find out.
Jeff Stein - Key Banc — Analyst

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
Thank you.
Operator
(OPERATOR INSTRUCTIONS). David Mann, Johnson Rice.
David Mann - Johnson Rice — Analyst
Thank you. Can you clarify, Joe, in the guidance, does the 2006 guidance include the effect for the buyback?
Joe Cooper - Big Lots., Inc. — SVP & CFO
Yes it does.
David Mann - Johnson Rice — Analyst
Should we assume current prices in terms of the number of shares, or how would you factor that in?
Joe Cooper - Big Lots., Inc. — SVP & CFO
I won’t be that specific on that, David.
David Mann - Johnson Rice — Analyst
One other question in terms of the seasonal business. Steve, it seems like every year, the company is sort of taking a new stance or a tack or a level of conservatism towards the seasonal business, as for Christmas. Can you give a sense on how you are looking at Christmas 2006 in terms of the seasonal differences?
Steve Fishman - Big Lots., Inc. — Chairman & CEO
Actually I will. Some of you who know me know that just as a merchant, I do have a background in merchandising hardlines and seasonal is one of those businesses I’ve been involved with. So I understand it. I like it. It doesn’t offer us the closeout branded opportunity that every one of our other businesses offer us. So I don’t want to send a signal there, but I can tell you this. We have made changes in our seasonal organization, probably more significant changes from an overall management perspective than I have in any one of the other businesses I’ve touched on since I started with the Company. That’s number one.
Number two, I was very specific to our new trim-a-tree buyer who joined us, spent about a week with us, then went overseas about how to aggressively pursue, and he so far — and it’s real early, as you well know, David — has found some great opportunities. Because of the challenges some of the trim-a-tree manufacturers have had in the past, we’ve made some really good buys for the Christmas season already. But we will have an extremely conservative Christmas seasonal plan. I instructed him that we are not reaching in that business until we understand how we really want to run it, because I don’t want to come back to you and tell you we had another bad seasonal season, to be quite honest. So it will be very conservative, single digit plan.
David Mann - Johnson Rice — Analyst
Very good, thank you.
Operator

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
Jeffrey Stein, KeyBanc.
Jeff Stein - Key Banc — Analyst
Just a follow-up question for Joe. Wondering, Joe, how much of the store closing costs charge you took with cash, and will there be any residual cash charge taken in 2006?
Joe Cooper - Big Lots., Inc. — SVP & CFO
There will be residual cash charges, to the extent principally related to the lease obligations, Jeff.
Jeff Stein - Key Banc — Analyst
Any thoughts in terms of what that might be?
Joe Cooper - Big Lots., Inc. — SVP & CFO
Just a second.
Steve Fishman - Big Lots., Inc. — Chairman & CEO
Do you have another question while we’re scrambling?
Jeff Stein - Key Banc — Analyst
Yes. I’m wondering, are we going to get restated first through third quarters from last year, to account for the discontinued operations?
Steve Fishman - Big Lots., Inc. — Chairman & CEO
Yes, that will be in the 10-K.
Jeff Stein - Key Banc — Analyst
That’s all I had.
Steve Fishman - Big Lots., Inc. — Chairman & CEO
We’re trying to find that other answer, Jeff, but if we don’t get it to you, we will get it to everyone. Do you have it?
Jeff Stein - Key Banc — Analyst
Steve, I have one more question, if you’re going to cut back your seasonal programs, let’s say your holiday trim program for 2006, any thoughts in terms of how that selling space might be used?
Steve Fishman - Big Lots., Inc. — Chairman & CEO

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
You termed it cutting it back. I’m not cutting it back. I’m just not going to have this aggressive growth plan so we that don’t get ourselves into trouble.
Jeff Stein - Key Banc — Analyst
Got it.
Steve Fishman - Big Lots., Inc. — Chairman & CEO
We actually, from a store repositioning standpoint, we’re not changing the floor space on any of those seasonal businesses, other than maybe going forward in prototypical stores — the positioning of the seasonal business. I know the Company in the past has worked very, very hard and talked a lot before I got here about the new prototype and retrofitting the stores, and if you walked into one of our stores, Jeff, and anybody else there, in a traditional store, you’d see seasonal in the middle of the store, and the fluctuations and stuff like that.
We’re also working on our own new variation of a new store prototype. It’s strictly a test, it’s a laboratory, I don’t want anybody to get all excited about Steve’s going to retrofit 1,400 stores, because I have no intention of doing that at any point. But I am working on something that is what I consider to be more customer-friendly, next generation that we have finished, and now we’re playing with at this particular point and frankly going to open a number of the new stores in a different format, and since you mentioned it, seasonal will not be in the center court of the store.
Jeff Stein - Key Banc — Analyst
Got it.
Joe Cooper - Big Lots., Inc. — SVP & CFO
Jeff, here’s the — we mentioned about $44 million. About $10 million is future rent, the balance was paid — we had inventory liquidation charges, that was actually cash positive because we had already invested in the inventory. And then the balance was principally write-off of assets and stores, which was non-cash.
Jeff Stein - Key Banc — Analyst
Joe, finally, when you look at your $120 million of free cash flow, approximately how much of that might be working capital?
Joe Cooper - Big Lots., Inc. — SVP & CFO
For this year?
Jeff Stein - Key Banc — Analyst
Yes, for this coming year. In other words, will working capital drop in 2006?
Joe Cooper - Big Lots., Inc. — SVP & CFO
We have a positive impact to the extent of the turn. And that’s — I’ll let you model that through, but go ahead and model through — the turn is expected go from 3.0 to 3.1. No real increase in AP leverage. So principally, the balance is operations.
Jeff Stein - Key Banc — Analyst
Thank you.

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Final Transcript
Feb. 22. 2006 / 8:30AM, BLI — Q4 2005 Big Lots, Inc. Earnings Conference Call
Operator
(OPERATOR INSTRUCTIONS). At this time, we have no further questions.
Tim Johnson - Big Lots., Inc. — VP, Strategic Planning & Investor Relations
Thank you, Marie and thank you everyone for joining us. We look forward to talking to you soon.
Operator
Ladies and gentlemen, a replay of his call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering PIN number 4596. Again, that phone number is 1-800-207-7077 and the PIN number, 4596. Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation, you may now disconnect.
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